Exhibit 99.1

CONTACTS:

MEDIA:	INVESTOR RELATIONS:
Fred Solomon	William H. Callihan
(412) 762-4550	(412) 762-8257
corporate.communications@pnc.com	investor.relations@pnc.com

PNC ANNOUNCES REDEMPTION OF TRUST PREFERRED SECURITIES

PITTSBURGH, June 28, 2012 – The PNC Financial Services Group, Inc. (NYSE:PNC) (“PNC”) today announced that it has submitted redemption notices to the property trustees for redemption on July 30, 2012, of all of the outstanding of the following trust preferred securities: a) $450,000,000 of trust preferred securities issued by PNC Capital Trust E (NYSE: PNH) (CUSIP 69350S 208) (the “PNC E TPS”) and b) $517,500,000 of enhanced trust preferred securities issued by National City Capital Trust IV (NYSE: NCCPRC) (CUSIP 63540U207) (the “NCCT IV TPS” and together with the PNC E TPS, the “Trust Preferred Securities”).

The PNC E TPS have a current distribution rate of 7.750 percent and a scheduled redemption date of March 15, 2038. The NCCT IV TPS have a current distribution rate of 8.000 percent and a scheduled maturity date of Sept. 15, 2047. In each case, the redemption price will be $25 per security, which reflects 100 percent of the liquidation amount, plus accrued and unpaid distributions to the redemption date. The redemptions will be funded with available cash.

Pursuant to the terms of the Trust Preferred Securities, PNC may redeem these Trust Preferred Securities within 90 days of a “Capital Treatment Event” or “Regulatory Capital Event” (as defined in the documents governing those securities), as the case may be. PNC has determined that a Capital Treatment Event or Regulatory Capital Event, as the case may be, occurred upon approval by the Board of Governors of the Federal Reserve System on June 7, 2012 of a joint notice of proposed rulemaking with the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency addressing, among other matters, Section 171 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and providing detailed information regarding the cessation of Tier 1 capital treatment for outstanding trust preferred securities.

As a result of these redemptions and assuming the redemption of other trust preferred securities redeemable at par in the fourth quarter of 2012, PNC expects its total second half noncash charges to be $162 million rather than $150 million, as disclosed in PNC’s first quarter 2012 Form 10-Q.

The Bank of New York Mellon is the paying agent for the PNC E TPS and The Bank of New York Mellon Trust Company, N. A. is the paying agent for the NCCT IV TPS. The address for each paying agent is 525 William Penn Place, Suite 153-3800, Pittsburgh, PA 15259.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

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